Exhibit 99.1

3600 Glenwood Ave., Ste. 104 Raleigh, NC 27612
TRIANGLE CAPITAL CORPORATION ANNOUNCES THE
RESIGNATION OF DIRECTOR THOMAS M. GARROTT, III, DUE TO
HEALTH RELATED CONCERNS
RALEIGH, NC — August 12, 2008, Triangle Capital Corporation (NASDAQ: TCAP) (“Triangle” or the “Company”), a leading specialty finance company that provides customized financing solutions to lower middle market companies located throughout the United States, today announced that Thomas M. Garrott, III, 70, an independent director of the Company, has resigned effective today due to health related concerns.
“It is with great regret that we accept Tom Garrott’s resignation. Tom has contributed significantly to Triangle’s operational success as an independent member of our Board. We will miss his wisdom, insights, compassion, and good humor; mostly, however, we pray Tom’s health will quickly improve,” commented Garland S. Tucker, III, President and CEO of the Company.
Mr. Tucker noted that after Mr. Garrott’s resignation, Triangle’s board of directors continues to be comprised of a majority of directors who are independent, as required by the Investment Company Act of 1940 and the listing standards of the NASDAQ Global Market.
About Triangle Capital Corporation
Triangle Capital Corporation (www.TCAP.com) is a specialty finance company organized to provide customized financing solutions to lower middle market companies located throughout the United States. Triangle’s investment objective is to seek attractive returns by generating current income from debt investments and capital appreciation from equity related investments. Triangle’s investment philosophy is to partner with business owners, management teams and financial sponsors to provide flexible financing solutions to fund growth, changes of control, or other corporate events. Triangle typically invests $5.0 — $15.0 million per transaction in companies with annual revenues between $20.0 and $75.0 million and EBITDA between $2.0 and $10.0 million.
Triangle has elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). Triangle is required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. Triangle intends to elect to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Triangle could have a material adverse effect on Triangle and its stockholders.
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of

Exhibit 99.1
historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.
Contacts
Sheri B. Colquitt
Vice President, Investor Relations
919-719-4784
scolquitt@tcap.com
Steven C. Lilly
Chief Financial Officer
919-719-4789
slilly@tcap.com
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